Shareholder Servicing Agreement

Schedule A

Funds

State Street Institutional Treasury Money Market Fund

State Street Institutional Treasury Plus Money Market Fund

State Street Institutional U.S. Government Money Market Fund

Amended: June 16, 2025

Schedule B

Compensation to the Shareholder Servicer

The fee payable by the Trust on behalf of each Fund shall be computed as a percentage of the average daily net assets attributable to each applicable share class of a Fund for its then current fiscal year as noted below:

Class	Fee
Institutional	3 bps
Bancroft Capital	3 bps
Blaylock Van (State Street Institutional Treasury Plus Money Market Fund and State Street Institutional U.S. Government Money Market Fund)	3 bps
Cabrera Capital Markets	3 bps
Opportunity	3 bps
Trust (State Street Institutional Treasury Plus Money Market Fund)	5.6 bps
Trust (State Street Institutional U.S. Government Money Market Fund)	5.8 bps
Investor	8 bps
Administration	20 bps
Investment	25 bps
Mercury (State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund and State Street Institutional U.S. Government Money Market Fund)	3 bps

Amended: February 3, 2026